Exhibit 99.1

October 11, 2011

Panasonic Corporation

Tesla Motors, Inc.

Panasonic Enters into Supply Agreement with

Tesla Motors to Supply Automotive-Grade Battery Cells

Palo Alto, Calif. – Panasonic Corporation and Tesla Motors finalized a supply agreement for automotive-grade lithium-ion battery cells. Panasonic is the world’s leading battery cell manufacturer and a diverse supplier to the global automotive industry. Panasonic’s automotive grade lithium-ion battery cells will be used in Tesla’s premium electric sedan, Model S.

The agreement supplies Tesla with Panasonic’s lithium-ion battery cells to build more than 80,000 vehicles over the next four years. It guarantees the availability of enough cells in 2012 to meet Tesla’s aggressive production ramp-up and fulfillment of more than 6,000 existing Model S reservations. This supply agreement helps ensure Tesla will meet its cost and margin targets for Model S.

This agreement builds upon a multi-year collaboration between Panasonic and Tesla to develop next-generation automotive-grade battery cells and accelerate the market expansion of electric vehicles. In 2009, Panasonic and Tesla initially entered into a supply agreement. In 2010, Panasonic invested $30 million in Tesla to deepen the partnership and foster the growth of the electric vehicle industry.

Panasonic supplies cells with the highest energy density and industry-leading performance using its nickel-type cathode technology. Panasonic and Tesla together have developed a next-generation battery cell based on this nickel chemistry and optimized specifically for electric vehicle quality and life. These new cells will combine with Tesla’s proven EV battery expertise gained from more than 15 million customer miles driven in Tesla Roadsters and thousands of hours of cell and battery testing to create the most capable electric vehicle ever produced, Model S.

“It is a powerful endorsement of our technology that Panasonic, the world’s leading battery cell manufacturer, has chosen to partner with Tesla to advance electric vehicle performance and value,” said Tesla Co-Founder and CEO Elon Musk. “Incorporating Panasonic’s next-generation cells into Model S batteries will ensure unrivaled range and performance. We are very grateful for our strong partnership with Panasonic.”

“Panasonic will supply lithium-ion cells for EVs that can achieve longer range with large energy density. It is our pleasure to start supplying the cells for Tesla’s Model S and promote sustainable mobility,” said Masato Ito, President, Energy Company of Panasonic Corporation.

Tesla is a supplier of batteries and powertrains to Toyota and Daimler. Tesla is a comprehensive electric vehicle powertrain component supplier to the electric vehicle industry.

Forward-Looking Statements

Certain statements in this press release, including statements regarding vehicle cost, margin targets and range and performance metrics for Model S, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. Various important factors, such as the following, could cause actual results to differ materially from those in the forward-looking statements: finalization of pricing and costs from suppliers, consumer demand for electric vehicles; achieving expected results from powertrain systems as well as the risks and uncertainties identified under the sections captioned “Risk Factors” and “MD&A” in Tesla’s Form 10-Q filed with the SEC on August 12, 2011. Tesla disclaims any obligation to update information contained in these forward-looking statements.

About Panasonic

Panasonic Corporation is a worldwide leader in the development and manufacture of electronic products for a wide range of consumer, business, and industrial needs. Based in Osaka, Japan, the company recorded consolidated net sales of 8.69 trillion yen (US$105 billion) for the year ended March 31, 2011. The company’s shares are listed on the Tokyo, Osaka, Nagoya and New York (NYSE:PC) stock exchanges. For more information on the company and the Panasonic brand, visit the company’s website at http://panasonic.net/

About Tesla Motors

Tesla’s goal is to accelerate the world’s transition to electric mobility with a full range of increasingly affordable electric cars. Palo Alto, California-based Tesla designs and manufactures EVs and EV powertrain components. Tesla has delivered more than 1,840 Roadsters, the world’s first electric sports car, to customers world-wide. Model S, the first premium sedan to be built from the ground up as an electric vehicle, goes on the market in mid-2012 in North America, and in Europe and Asia in late 2012. Visit Tesla online at www.teslamotors.com

Tesla’s Press Contact

Khobi Brooklyn

(650) 681 5452

kbrooklyn@teslamotors.com

Panasonic Corporation of North America

Tel: +1-201-392-6067

Email: Jim.Reilly@us.panasonic.com